Exhibit 99.1
FOR IMMEDIATE RELEASE
MOBILE MINI REPORTS 2011 FIRST QUARTER RESULTS
First Year Over Year Quarterly Leasing Revenue Growth Since Second Quarter of 2009;
Favorable Trends Expected to Continue throughout 2011
Free Cash Flow of $22.3 Million; Announces New Market Openings
Tempe, AZ — May 5, 2011 — Mobile Mini, Inc. (NASDAQ GS: MINI) today reported GAAP and non-GAAP financial results for the first quarter ended March 31, 2011.
Non-GAAP First Quarter 2011 Compared to Non-GAAP First Quarter 2010
•	Total revenues rose 7.8% to $82.9 million from $76.9 million;
•	Leasing revenues rose 3.6% to $72.7 million from $70.2 million;
•	Lease revenues comprised 87.7% of total revenues compared to 91.3% of revenues;
•	Sales revenues rose 49.1% to $9.4 million from $6.3 million;
•	EBITDA was $29.8 million compared to $30.0 million;
•	Net income rose 34.7% to $5.1 million from $3.8 million; and
•	Diluted earnings per share increased 33.3% to $0.12 from $0.09.
Other First Quarter 2011 Highlights
•	Free cash flow was $22.3 million;
•	Net debt was paid down by $19.5 million;
•	Yield (total lease revenues per unit on rent) increased 5% from the first quarter of 2010 primarily due to an increase in trucking and ancillary revenues;
•	Average utilization rate was 53.9% in the current first quarter, rising to 54.9% at March 31, 2011; in the same period in 2010, average utilization was 52.4%;
•	Excess availability under our revolver at March 31, 2011 was $383.5 million.
Non-GAAP results for the first quarter of 2011 exclude $1.3 million of debt restructuring expense representing the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and $0.2 million relating primarily to the restructuring of our operations. Non-GAAP results for the 2010 first quarter exclude approximately $2.3 million of expenses relating primarily to the restructuring of our operations. Non-GAAP reconciliation tables are on page 5, and show the effects of these expenses to comparable GAAP figures.
Business Overview
Mobile Mini’s Chairman, President & CEO, Steven Bunger stated, “Top and bottom line results for the first quarter were nicely ahead of last year. Total revenues were up 7.8% and lease revenues increased 3.6%. Not since the second quarter of 2009 have we reported a comparable quarter improvement in leasing revenues. The economy appears to be moving in the right direction, so too has our fleet utilization, with rising demand coming from all customer segments including construction-related customers. Utilization also continues to benefit from our ability to move our lease assets to markets where demand warrants, including the three new markets we entered in 2010. Yield improved 5% over the first quarter of 2010 as the result of higher trucking and ancillary revenues.”
(more)

Mobile Mini, Inc. News Release	Page 2
May 5, 2011
He continued, “Over the past three years we aggressively took costs out of the business and, at the same time, made numerous investments for the future. Since the first quarter of last year, we made selective new hires in sales and IT and fully staffed our National Sales Center (NSC). These additions made payroll costs for the first quarter of 2011 higher than the comparable quarter. In addition, with utilization growing, we incurred slightly higher repair and maintenance costs for our lease fleet primarily from the redeployment of our mobile offices as well our delivery equipment. The combination of these increased expenses with our seasonally weakest quarter in terms of revenue caused our first quarter 2011 non-GAAP EBITDA margin to decline to 36%. While the return on these latest investments is still forthcoming, the payback on earlier initiatives, including the migration toward low-cost operational yards supported by full-service branches, the bifurcation of our sales force and our new logistics delivery system, continues to make Mobile Mini a more effective and efficient customer-service focused company.”
Mr. Bunger went on to say, “As we have previously stated, our plan calls for entering at least six new markets in 2011, all with low-cost operational yards. We are now pleased to announce our first three openings for the year. We recently began delivering out of a new location in Albany, New York, the state’s capital, and our first new market in 2011. Iowa’s state capital, Des Moines, is another new market and is our first location in that state. The lease has been signed and we are now migrating fleet to the new location which should be up and running in the next couple of weeks. We have also recently agreed to lease terms for a new location in Columbus, GA, best known for its proximity to Fort Benning, and we plan to be operational in this new market shortly. Albany and Columbus are our third and fourth locations in the states of New York and Georgia, respectively.”
Mark Funk, Mobile Mini’s Executive Vice President & CFO noted, “As of March 31, 2011, we had generated free cash flow for 13 consecutive quarters. First quarter free cash flow totaled $22.3 million. Strong cash flow from operations of $20.8 million plus $1.5 million in proceeds generated from the sale of units in the fleet in excess of capital expenditures enabled us to pay down an additional $19.5 million of debt. We have not changed our net capital expenditures expectations for the year, which as previously noted, would be nominal as we put available lease assets back to work at new locations and current ones. We therefore remain confident in our ability to generate strong free cash flow and pay down debt through the remainder of the year. Since the acquisition of Mobile Storage Group in June 2008, Mobile Mini has generated free cash flow of $200.8 million and reduced its debt by $179.5 million.”
Mr. Funk also noted, “As a result of our senior note refinancing in November 2010 and our debt pay down over the last year, comparable quarter interest expense has been cut by 13.5% or close to $2 million.”
Mr. Funk pointed out, “Our balance sheet will reflect only one class of stock as of April 14, 2011. The former Series A Convertible Redeemable Participating Preferred Stock, par value $0.01 per share (the “Preferred Stock”), automatically converted into an aggregate of 8,182,356 shares of our common stock. As a result of the conversion, 44,985,180 shares of Common Stock were outstanding on that date, and there are no shares of Preferred Stock outstanding.”
(more)

Mobile Mini, Inc. News Release	Page 3
May 5, 2011
In closing, Mr. Funk stated, “It is worth noting once again that the first quarter is seasonally and historically our weakest quarter. We look forward to comparable quarter gains throughout the balance of the year as we continue to benefit from the confluence of the operational and financial measures taken in the recent past, the growth initiatives designed to capitalize upon the economic rebound, plus the operating leverage inherent in our business model.”
EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow are non-GAAP financial measures as defined by Securities and Exchange Commission (“SEC”) rules. The method of reconciliation of EBITDA, EBITDA margin, non-GAAP SG&A and free cash flow to the most directly comparable GAAP financial measures can be found later in this release.
Conference Call
Mobile Mini will host a conference call today, Thursday, May 5, 2011 at 12 noon EDT to review these results. To listen to the call live, dial (201) 689-8345 and ask for the Mobile Mini Conference Call or go to www.mobilemini.com and click on the Investors section. Additionally, a slide presentation that will accompany the call will be posted at www.mobilemini.com on the Investors section and will be available in advance and after the call. We will also post the method of reconciliation of non-GAAP financial measures used in the slide show to the most directly comparable GAAP financial measures. Please go to the website 15 minutes early to download and install any necessary audio software. If you are unable to listen live, a replay of the conference call can be accessed for approximately 14 days after the call at Mobile Mini’s website.
Mobile Mini, Inc. is the world’s leading provider of portable storage solutions through its total lease fleet of approximately 242,800 portable storage and office units with 124 locations in the U.S., United Kingdom, Canada and The Netherlands. Mobile Mini is included on the Russell 2000® and 3000® Indexes and the S&P Small Cap Index.
This news release contains forward-looking statements, particularly regarding growth, free cash flow, ability to enter new markets, enhancement of operating leverage, comparable quarter gains, favorable trends continuing, and increasing debt pay down, which involve risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Risks and uncertainties that may affect future results include those that are described from time to time in the Company’s SEC filings. These forward-looking statements represent the judgment of the Company, as of the date of this release, and Mobile Mini disclaims any intent or obligation to update forward-looking statements.

CONTACT: Mark Funk, Executive VP & Chief Financial Officer Mobile Mini, Inc. (480) 477-0241 www.mobilemini.com	-OR-	INVESTOR RELATIONS COUNSEL: The Equity Group Inc. Linda Latman (212) 836-9609 Lena Cati (212) 836-9611
(See Accompanying Tables)

Mobile Mini, Inc. News Release	Page 4
May 5, 2011
Mobile Mini, Inc. Condensed Consolidated Statements of Income
(Unaudited)/(in 000’s except per share data)/(includes effects of rounding)

	Three Months Ended		Three Months Ended
	March 31,		March 31,
	2011	2011	2010	2010
Revenues:	Actual	Non-GAAP (1)	Actual	Non-GAAP (1)
Leasing	$72,679	$72,679	$70,179	$70,179
Sales	9,412	9,412	6,314	6,314
Other	768	768	385	385

Total revenues	82,859	82,859	76,878	76,878

Cost of sales	6,019	6,019	4,090	4,090
Leasing, selling and general expenses (2)	47,088	47,048	42,862	42,822
Integration, merger and restructuring expenses (3)	205	—	2,226	—
Depreciation and amortization	8,795	8,795	9,140	9,140

Total costs and expenses	62,107	61,862	58,318	56,052

Income from operations	20,752	20,997	18,560	20,826

Other income (expense):
Interest income	—	—	1	1
Interest expense	(12,699)	(12,699)	(14,687)	(14,687)
Debt restructuring expense (4)	(1,334)	—	—	—
Foreign currency exchange	(1)	(1)	(8)	(8)

Income before provision for income taxes	6,718	8,297	3,866	6,132
Provision for income taxes	2,567	3,176	1,456	2,329

Net income	4,151	5,121	2,410	3,803
Earnings allocable to preferred stockholders	(777)	(958)	(456)	(699)

Net income available to common stockholders	$3,374	$4,163	$1,954	$3,104

Earnings per share:
Basic	$0.09	$0.12	$0.06	$0.09

Diluted	$0.09	$0.12	$0.06	$0.09

Weighted average number of common and common Share equivalents outstanding:
Basic	35,580	35,580	35,083	35,083

Diluted	44,474	44,474	43,514	43,514

EBITDA	$29,546	$29,791	$27,693	$29,959

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)	Difference relates to one-time expenses excluded in the non-GAAP presentation.

(3)	Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations and are excluded in the non-GAAP presentation.

(4)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 5
May 5, 2011

	Non-GAAP Reconciliation to Nearest Comparable GAAP Measure				Non-GAAP Reconciliation to Nearest Comparable GAAP Measure
	Three Months Ended March 31, 2011				Three Months Ended March 31, 2010
	(in thousands except per share data)				(in thousands except per share data)
	(includes effects of rounding)				(includes effects of rounding)
		Integration, merger	Debt			Integration, merger
		and restructuring	restructuring			and restructuring
	Non-GAAP (1)	expenses & other (2)	expense (3)	GAAP	Non-GAAP (1)	expenses & other (2)	GAAP
Revenues	$82,859	$—	$—	$82,859	$76,878	$—	$76,878
EBITDA	$29,791	$(245)	$—	$29,546	$29,959	$(2,266)	$27,693
EBITDA margin	36.0%	(0.3)%	—%	35.7%	39.0%	(3.0)%	36.0%
Operating income	$20,997	$(245)	$—	$20,752	$20,826	$(2,266)	$18,560
Operating income margin	25.3%	(0.3)%	—%	25.0%	27.1%	(3.0)%	24.1%
Pre tax income	$8,297	$(245)	$(1,334)	$6,718	$6,132	$(2,266)	$3,866
Net income	$5,121	$(150)	$(820)	$4,151	$3,803	$(1,393)	$2,410
Diluted earnings per share	$0.12	$(0.01)	$(0.02)	$0.09	$0.09	$(0.03)	$0.06

(1)	This column represents a non-GAAP presentation even though some individual line items presented, such as revenues, are identical under both GAAP and non-GAAP presentations.

(2)
Integration, merger and restructuring expenses represent costs relating primarily to the restructuring of our operations and other excludes one-time expenses incurred in the applicable period, and are excluded in the non-GAAP presentation.

(3)	Represents the tender premiums and the remaining unamortized acquisition date discount on the redemption of $22.3 million of 9.75% Notes and is excluded in the non-GAAP presentation.

Mobile Mini, Inc. News Release	Page 6
May 5, 2011
This press release includes the financial measures “EBITDA”, “EBITDA margin”, “non-GAAP SG&A” and “free cash flow”. These measurements may be deemed a “non-GAAP financial measure” under rules of the SEC, including Regulation G. This non-GAAP financial information may be determined or calculated differently by other companies.
EBITDA is defined as net income before interest expense, income taxes, depreciation and amortization, and if applicable, debt restructuring or extinguishment costs. We typically further adjust EBITDA to ignore the effect of what we consider transactions or events not related to our core business to arrive at non-GAAP EBITDA in the reconciliation below. The GAAP financial measure that is most directly comparable to EBITDA is net cash provided by operating activities. EBITDA margin is calculated by dividing consolidated EBITDA by total revenues. The GAAP financial measure that is most directly comparable to EBITDA margin is operating margin, which represents operating income divided by revenues. We present EBITDA and EBITDA margin because we believe they provide useful information regarding our ability to meet our future debt payment requirements, capital expenditures and working capital requirements and they provide an overall evaluation of our financial condition. In addition, EBITDA is a component of certain financial covenants under our revolving credit facility and is used to determine our available borrowing ability and the interest rate. We include EBITDA in the earnings announcement to provide transparency to investors. EBITDA has certain limitations as an analytical tool and should not be used as a substitute for net income, cash flows, or other consolidated income or cash flow data prepared in accordance with GAAP or as a measure of our profitability or our liquidity. EBITDA margin is presented along with the operating margin so as not to imply that more emphasis should be placed on it than the corresponding GAAP measure.
Free cash flow is defined as net cash provided by operating activities, less net cash used in investing activities, excluding acquisitions. Free cash flow is a non-GAAP financial measure and is not intended to replace net cash provided by operating activities, the most directly comparable GAAP financial measure. We present free cash flow because we believe it provides useful information regarding our liquidity and ability to meet our short-term obligations. In particular, free cash flow indicates the amount of cash available after capital expenditures for, among other things, investments in the Company’s existing businesses, debt service obligations and strategic acquisitions.
Non-GAAP SG&A permits a comparative assessment of our SG&A expenses by excluding certain one-time expenses. We define non-GAAP SG&A as GAAP selling, general and administrative expense less approximately $40,000 of one-time expenses in 2011 and 2010.
A reconciliation of EBITDA to net cash provided by operating activities and net income to EBITDA and non-GAAP EBITDA, as well as a reconciliation of net cash provided by operating activities to free cash flow, follows. These reconciliations are in thousands and include effects of rounding:

Mobile Mini, Inc. News Release	Page 7
May 5, 2011

	Three Month Ended
	March 31,
	2011	2010
	(In thousands)
Reconciliation of EBITDA to net cash provided by operating activities:
EBITDA	$29,546	$27,693
Interest paid	(5,383)	(14,977)
Income and franchise taxes paid	(66)	(133)
Share-based compensation expense	1,325	1,416
Gain on sale of lease fleet units	(3,093)	(2,026)
Loss (gain) on disposal of property, plant and equipment	21	(7)
Changes in certain assets and liabilities:
Receivables	1,758	3,701
Inventories	(894)	748
Deposits and prepaid expenses	(305)	952
Other assets and intangibles	(97)	(182)
Accounts payable and accrued liabilities	(2,038)	(6,935)

Net cash provided by operating activities	$20,774	$10,250

Reconciliation of net income to EBITDA and non-GAAP EBITDA:
Net income	$4,151	$2,410
Interest expense	12,699	14,687
Provision for income taxes	2,567	1,456
Depreciation and amortization	8,795	9,140
Debt restructuring expense	1,334	—

EBITDA	29,546	27,693
Integration, merger and restructuring expenses & other	245	2,266

Non-GAAP EBITDA	$29,791	$29,959

Reconciliation of net cash provided by operating activities to free cash flow:
Net cash provided by operating activities	$20,774	$10,250

Additions to lease fleet	(3,517)	(3,832)
Proceeds from sale of lease fleet units	8,203	5,439
Additions to property, plant and equipment	(3,191)	(557)
Proceeds from sale of property, plant and equipment	26	48

Net capital proceeds	1,521	1,098

Free cash flow	$22,295	$11,348

Mobile Mini, Inc. News Release	Page 8
May 5, 2011
Mobile Mini, Inc.
Condensed Consolidated Balance Sheets
(in 000’s except per share data)
(includes effects of rounding)

	March 31,	December 31,
	2011	2010
	(unaudited)	(audited)
ASSETS
Cash	$2,389	$1,634
Receivables, net	41,345	42,678
Inventories	20,538	19,569
Lease fleet, net	1,026,530	1,028,403
Property, plant and equipment, net	81,640	80,731
Deposits and prepaid expenses	8,756	8,405
Other assets and intangibles, net	21,850	23,478
Goodwill	513,803	511,419

Total assets	$1,716,851	$1,716,317

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts payable	$15,428	$13,607
Accrued liabilities	50,782	49,276
Lines of credit	400,169	396,882
Notes payable	197	289
Obligations under capital leases	2,188	2,576
Senior Notes, net	349,654	371,655
Deferred income taxes	169,026	165,567

Total liabilities	987,444	999,852

Commitments and contingencies

Convertible preferred stock; $.01 par value, 20,000 shares authorized, 8,556 issued and 8,182 outstanding at March 31, 2011 and 8,556 issued and 8,191 outstanding at December 31, 2010, stated at liquidation preference values	147,272	147,427

Stockholders’ equity:
Common stock; $.01 par value, 95,000 shares authorized, 38,981 issued and 36,806 outstanding at March 31, 2011 and 38,962 issued and 36,787 outstanding at December 31, 2010	390	390
Additional paid-in capital	351,659	349,693
Retained earnings	288,393	284,242
Accumulated other comprehensive loss	(19,007)	(25,987)
Treasury stock, at cost, 2,175 shares	(39,300)	(39,300)

Total stockholders’ equity	582,135	569,038

Total liabilities and stockholders’ equity	$1,716,851	$1,716,317